FILED #C13020-97 AUG 17 2001 In the Office of Dean Heller, Secretary of State

CERTIFICATE OF AMENDMENT
TO THE ARTICLES OF INCORPORATION OF
BIG CAT INVESTMENT SERVICES, INC.

The undersigned certifies that, pursuant to the provisions of the Nevada Revised Statutes, the shareholders of BIG CAT INVESTMENT SERVICES, INC., a Nevada corporation, adopted the following resolutions to amend its articles of incorporation on July 31, 2001:

1. All of the directors consented in writing to the following resolution dated July 31, 2001:

"RESOLVED that upon receipt of a shareholder's resolution authorizing a change of the Company's name from "BIG CAT INVESTMENT SERVICES, INC." to "BIG CAT MINING CORPORATION", the president and director of the Company, Mr. Dev Randhawa and the secretary and director of the Company, Mr. Bob Hemmerling are authorized to make such administrative, regulatory and governmental filings as are necessary to effect the change of the Company's name to "BIG CAT MINING CORPORATION"."

2. A majority of the shareholders holding 100% of the common shares outstanding of BIG CAT INVESTMENT SERVICES, INC. consented in writing to the following resolution dated July 31, 2001:

RESOLVED that the Company's articles of incorporation be amended as follows:

"1. The name of the corporation is:

BIG CAT MINING CORPORATION"

Dated this 1st day of August, 2001.

BIG CAT INVESTMENT SERVICES, INC.

Per: /s/Dev Randhawa

Dev Randhawa,

President and Director

Per: /s/Bob Hemmerling

Bob Hemmerling,

Secretary and Director